Exhibit 99.1

Trupanion Promotes Drew Wolff to Chief Financial Officer

Seattle, WA - September 29, 2021-- Trupanion, Inc. (Nasdaq: TRUP) announced today the promotion of Drew Wolff to Executive VP and Chief Financial Officer, effective October 1, 2021. Tricia Plouf, Trupanion’s current CFO, will remain in the position of Co-President, overseeing the Company’s finance, actuarial, people and legal, technology, and operations teams.

“We are very excited to announce Drew’s appointment to CFO,” said Tricia Plouf, Co-President of Trupanion. “Drew has been an integral part of our Company and additive to our culture since his arrival this past May. His vast experience in consumer finance with major global brands has proven to be a great addition to Trupanion. I expect Drew’s transition into his expanded role will be seamless given our close work together over the past several months.”

“Drew is a proven leader, and brings a wealth of experience with global brands to Trupanion,” added Margi Tooth, Co-President of Trupanion. “After working with Drew for several months, I am excited to lean on his experience as we execute on our plans for international expansion.”

Adding to Ms. Plouf’s and Ms. Tooth’s sentiments, Darryl Rawlings, Trupanion’s Founder and Chief Executive Officer, said, “Drew has been an outstanding addition to Trupanion and is highly qualified to become our next CFO. As important, he is pet-passionate, has a strong character and brings diverse life experience to Trupanion. His appointment should also free up Tricia’s bandwidth to focus on her role as Co-President, and in partnership with Margi, the execution of our 60-month plan.”

Mr. Wolff holds over 20 years of financial management experience, most recently having served as Chief Financial Officer of International for Starbucks (2017 – 2020), and previously, as Starbucks’ Global Treasurer (2014 – 2017). Prior to Starbucks, Mr. Wolff served in senior financial and strategic planning roles at large retail banks with operations in the U.S., Europe, and Africa.

“Since joining Trupanion in May, I have been astounded by the quality of talent across the organization,” said Drew Wolff, Trupanion’s EVP of Finance and incoming CFO. “I look forward to assuming the role of CFO and leveraging my experience leading finance teams across global enterprises as we execute against Trupanion’s long-term growth initiatives.”

Mr. Wolff holds a Master of Business Administration from the University of Michigan and a Bachelor of Science in economics from the United States Naval Academy. Before beginning his career in business, he was a naval officer on board several nuclear submarines.

About Trupanion
Trupanion is a leader in medical insurance for cats and dogs throughout the United States, Canada and Australia with over 600,000 pets enrolled. For over two decades, Trupanion has given pet owners peace of mind so they can focus on their pet's recovery, not financial stress. Trupanion is committed to providing pet owners with the highest value in pet medical insurance with unlimited payouts for the life of their pets. With its proprietary software, Trupanion is the only provider with the technology to pay veterinarians directly in minutes at the time of checkout. Trupanion is listed on NASDAQ under the symbol "TRUP". The company was founded in 2000 and is headquartered in Seattle, WA. Trupanion policies are issued, in the United States, by its wholly-owned insurance entity American Pet Insurance Company and, in Canada, by Omega General Insurance Company. Trupanion Australia is a partnership between Trupanion and Hollard Insurance Company. For more information, please visit trupanion.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 relating to, among other things, expectations, plans, prospects and financial results for Trupanion, including, but not limited to, its expectations regarding its ability to continue to grow its enrollments and revenue, implement its alliance with Aflac and otherwise execute its business plan. These forward-looking statements are based upon the current expectations and beliefs of Trupanion’s management as of the date of this press release, and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. All forward-looking statements made in this press release are based on information available to Trupanion as of the date hereof, and Trupanion has no obligation to update these forward-looking statements.

In particular, the following factors, among others, could cause results to differ materially from those expressed or implied by such forward-looking statements: the ability to achieve or maintain profitability and/or appropriate levels of cash flow in future periods; the ability to keep growing our membership base and revenue; the accuracy of assumptions used in determining appropriate member acquisition expenditures; the severity and frequency of claims; the ability to maintain high retention rates; the accuracy of assumptions used in pricing medical plan subscriptions and the ability to accurately estimate the impact of new products or offerings on claims frequency; actual claims expense exceeding estimates; regulatory and other constraints on the ability to institute, or the decision to otherwise delay, pricing modifications in response to changes in actual or estimated claims expense; the effectiveness and statutory or regulatory compliance of our Territory Partner model and of our Territory Partners, veterinarians and other third parties in recommending medical plan subscriptions to potential members; the ability to retain existing Territory Partners and increase the number of Territory Partners and active hospitals; compliance by us and those referring us members with laws and regulations that apply to our business, including the sale of a pet medical plan; the ability to maintain the security of our data; fluctuations in the Canadian currency exchange rate; the ability to protect our proprietary and member information; the ability to maintain our culture and team; the ability to maintain the requisite amount of risk-based capital; our ability to implement and maintain effective controls, including over financial reporting; the ability to protect and enforce Trupanion’s intellectual property rights; the ability to successfully implement our alliance with Aflac; the ability to continue key contractual relationships with third parties; third-party claims including litigation and regulatory actions; the ability to recognize benefits from investments in new solutions and enhancements to Trupanion’s technology platform and website; and our ability to retain key personnel.

For a detailed discussion of these and other cautionary statements, please refer to the risk factors discussed in filings with the Securities and Exchange Commission (SEC), including but not limited to, Trupanion’s Annual Report on Form 10-K for the year ended December 31, 2020 and any subsequently filed reports on Forms 10-Q and 8-K. All documents are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system at www.sec.gov or the Investor Relations section of Trupanion’s website at http://investors.trupanion.com.

Contact:
Laura Bainbridge, Vice President, Corporate Communications
206.607.1929
InvestorRelations@trupanion.com
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